Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Arch Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units consisting of:(3)	Rule 457(o)	—	—	$4,600,000.00	0.0001476	$678.96
Fees to Be Paid	Equity	(i) Common Stock, par value $0.001 per share(4)	—	—	—	—	—	—
Fees to Be Paid	Equity	(ii) one Investor Warrant to purchase one share of Common Stock(4)	—	—	—	—	—	—
Fees to Be Paid	Equity	Pre-Funded Units consisting of:(3)(6)	Rule 457(o)	—	—	—	0.0001476	—
Fees to Be Paid	Equity	(i) one Pre-Funded Warrant to purchase one share of Common Stock(4)	—	—	—	—	—	—
Fees to Be Paid	Equity	(ii) one Investor Warrant to purchase one share of Common Stock(4)	—	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Pre-Funded Warrants (3)(5)	Rule 457(o)	—	—	—	0.0001476	—
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the Investor Warrants(3)(5)	Rule 457(o)	—	—	$4,600,000.00	0.0001476	$678.96
Fees to Be Paid	Equity	Shares of Common Stock offered by the Selling Stockholders in the Resale Prospectus(7)	Rule 457(c)	98,444,466	$1.09	$107,304,468	0.0001476	$15,838.14
Fees Previously Paid	—	—	—	—	—	—	—	$22,934.78
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$116,504,468		$17,196.06
	Total Fees Previously Paid							$22,934.78
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Arch Therapeutics, Inc. (the “Company”), as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	Includes any additional shares of Common Stock and/or warrants to purchase shares of Common Stock (the “Investor Warrants”) that may be issued upon exercise of the option granted to the underwriters to cover over-allotments, if any.
(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)	The Investor Warrants are exercisable at a per share price of 100% of the price per Unit in this offering.
(6)	The proposed maximum aggregate offering price of the Units will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Units issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Units to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Units issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Units and Pre-Funded Units, if any, is $4,600,000.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $1.09, the average of the high and low reported sales prices of the registrant’s common stock on the OTCQB on June 18, 2024.